UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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AVALO THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Avalo Encourages Stockholders to Vote FOR the Reverse Stock Split

•Annual Meeting has been adjourned until December 20, 2023
•Most stockholders can vote via proxyvote.com or by calling 1-800-690-6903. If you have any questions about how to vote, please call 1-800-607-0088

WAYNE, PA AND ROCKVILLE, MD, December 7, 2023 — Avalo Therapeutics, Inc. (Nasdaq: AVTX) encourages its stockholders to participate actively in the upcoming adjourned annual meeting of stockholders, initially convened on December 5, 2023, and scheduled to reconvene on Wednesday, December 20, 2023. The initial meeting lacked a quorum, with insufficient votes to approve the reverse stock split proposal.

The Board of Directors emphasizes the importance of this stockholders' vote, specifically urging a positive vote FOR the reverse stock split. If you have previously cast your vote against the reverse stock split, we strongly recommend reconsidering your position and voting in favor of this proposal.

Avalo's dedicated management team, led by Dr. Garry Neil, is steadfast in its commitment to executing the strategic advancement of promising immunology drug candidates towards value-driving inflection points. The company is actively seeking funding for its next trial to support this strategic objective. The Board believes that the reverse stock split is instrumental for several reasons:

•Maintenance of Nasdaq Listing Status: This is crucial for institutional investor confidence and potential investment inflows and is the best way to maintain liquidity in the stock; and
•Increased Shares for Potential Fundraising: Facilitating the company's ability to conduct a successful fundraising effort.

Dr. Garry Neil, CEO and Chairman of the Board of Avalo, stated, "Drawing from my experience in the industry over many years, and recently as the Chairman of the board of Arena Pharmaceuticals prior to our $6.7 billion exit to Pfizer, I understand the challenges of tough financial decisions. While reverse stock splits are not always favorable, we firmly believe that, in this case, it is in the best interest of the company and shareholders to enable effective strategy execution. I encourage all shareholders to vote for the reverse stock split, particularly those who have voted against it. Your support is critical as we seek approval for this proposal to pave the way for Avalo's sustainable future."

Failure to secure approval for the reverse stock split may hinder management's ability to execute its strategy, potentially forcing consideration of selling company assets at less-than-optimal prices, to the potential detriment of stockholders. Additionally, it may impede business development initiatives dependent on the issuance of common stock. A Nasdaq delisting could complicate stockholders' ability to trade our common stock, impacting its price and affecting your ability to buy or sell when desired.

It is essential to understand that a reverse stock split consolidates existing shares into fewer shares, preserving the company's overall value and each stockholder's ownership percentage. This measure is aimed at Nasdaq compliance and supporting the company's strategic objectives.

How to vote or how to change your vote:
Stockholders of record as of October 12, 2023, can vote or change their vote using the instructions in the proxy materials received via email or mail around October 19, 2023. For emailed materials, check for an email from id@proxyvote.com. If you have not received or located your proxy materials, contact your brokerage firm or similar organization for your proxy control number.

Most stockholders can vote via proxyvote.com or by calling 1-800-690-6903. Some stockholders may vote by contacting Avalo's proxy solicitor, Morrow Sodali, at 1-800-607-0088. Interactive Brokers or Robinhood users should follow instructions from their respective brokers.

Voting will remain open until 11:59 p.m. ET on December 19, 2023.

We urge you to vote TODAY.

About Avalo Therapeutics
Avalo Therapeutics is a clinical stage biotechnology company focused on the treatment of immune dysregulation by developing therapies that target the LIGHT-signaling network.

LIGHT and its signaling receptors, HVEM (TNFRSF14), and lymphotoxin β receptor (TNFRSF3), form an immune regulatory network with two co-receptors of herpesvirus entry mediator, checkpoint inhibitor B and T Lymphocyte Attenuator (BTLA), and CD160 (the LIGHT-signaling network). Accumulating evidence points to the dysregulation of the LIGHT network as a disease-driving mechanism in autoimmune and inflammatory reactions in barrier organs. Therefore, we believe reducing LIGHT levels can moderate immune dysregulation in many acute and chronic inflammatory disorders.

Avalo has an experienced leadership team with decades of successful leadership in drug development in the biotech and pharma industry. The team is led by Dr. Garry Neil, MD, Chief Executive Officer and Chairman of the Board, who brings a wealth of experience leading teams who have successfully brought drugs to the market, including serving as Group President, Pharmaceutical R&D and Corporate VP of Science & Technology at Johnson & Johnson. Additionally, Dr. Neil served as Chairman of the Board of Arena Pharmaceuticals Inc., which was acquired by Pfizer Inc. for $6.7 billion in March of 2022. Dr. Neil currently serves on the board of directors of Celldex Therapeutics.

For more information about Avalo, please visit www.avalotx.com.

Forward-Looking Statements
This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Avalo’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Avalo’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “might,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as: potential financing or other strategic transactions; the future financial and operational outlook; timing and success of trial results and regulatory review; potential attributes and benefits of product candidates; the development of product candidates or products; and other statements that are not historical. These statements are based upon the current beliefs and expectations of Avalo’s management but are subject to significant risks and uncertainties, including: Avalo's cash position and the need for it to raise additional capital in the near future; the results of our clinical and pre-clinical studies; drug development costs, timing and other risks, including reliance on investigators and enrollment of patients in clinical trials, which might be slowed by the COVID-19 pandemic; reliance on key personnel; regulatory risks; general economic and market risks and uncertainties, including those caused by the COVID-19 pandemic and the wars in Ukraine and the Middle East; and those other risks detailed in Avalo’s filings with the SEC. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Avalo expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Avalo’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For media and investor inquiries
Christopher Sullivan, CFO
Avalo Therapeutics, Inc.
ir@avalotx.com
410-803-6793

or

Chris Brinzey
ICR Westwicke
Chris.brinzey@westwicke.com
339-970-2843

**** THE ANNUAL MEETING HAS BEEN ADJOURNED UNTIL DECEMBER 20, 2023 ****
Dear Fellow Avalo Therapeutics, Inc. Stockholder:

The Annual Meeting of Stockholders of Avalo Therapeutics, Inc., was adjourned until December 20, 2023 to allow more time to solicit votes.
Your vote is extremely important no matter how many shares you own.

***PLEASE VOTE IMMEDIATELY***
We urge you to vote in favor of the reverse stock split so that the company can remain listed on NASDAQ and so the Company has shares available for business development and fundraising initiatives to support the company’s strategy of advancing promising immunology assets to value-driving inflection points. In the event of a de-listing and/or lack of available shares for issuance, the company may be forced to sell company assets at less-than-optimal prices, to the potential detriment of stockholders. Such a de‑listing would also likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so.

It is essential to understand that a reverse stock split consolidates existing shares into fewer shares, preserving the company's overall value and each stockholder's ownership percentage. This measure is aimed at NASDAQ compliance and supporting the company's strategic objectives.

PLEASE VOTE TODAY

The fastest and easiest way to vote is by telephone or over the Internet. Instructions on how to vote your shares over the telephone or Internet are enclosed with this letter.

If you have questions or need help voting your shares, please call our proxy solicitation firm,
Morrow Sodali LLC, at 1-800-607-0088 and state your call references the Avalo Therapeutics Annual Meeting.

Thank you for your investment in Avalo Therapeutics, Inc. and taking the time to vote your shares.

Sincerely,
Garry Neil, M.D.
Chairman of the Board and Chief Executive Officer

*** URGENT ACTION REQUESTED ***

Dear Avalo Therapeutics, Inc. Shareholder:

Morrow Sodali has been hired by Avalo Therapeutics, Inc. to act as its proxy solicitor for its Annual Meeting of Stockholders which was adjourned until December 20, 2023. We have been endeavoring to contact you by phone but we have not been able to find a reliable phone number to reach you. We are sending this overnight package so that you don’t lose your opportunity to vote.

Avalo Therapeutics urges all holders to vote as soon as possible.

The proposals to be voted on at the meeting are very important to the Company and its stockholders. The Company wants to ensure that all stockholders have an opportunity to vote.

If you have the voting information provided by your broker (either hardcopy or by e-mail), you can vote using the instructions provided by your broker.

Morrow Sodali is available to help you vote by calling (800) 607-0088 and one of our agents can take you vote over the phone without your control number. Our call center is open 9am to 9pm ET Monday through Friday. The deadline for voting for the Avalo Therapeutics, Inc. Annual Meeting is 11:59 p.m. Tuesday, December 19, 2023. PLEASE VOTE NOW!

Garry Neil, M.D., the Chairman of the Board and CEO of Avalo, is also available for a call if you would like to speak with him prior to voting. He may be reached at ***.

Avalo Therapeutics appreciates your attention to this matter and your investment in the Company.